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                                                                   EXHIBIT 10.15

                     ASSUMPTION OF AND FIRST AMENDMENT TO
                             EMPLOYMENT AGREEMENT

  THIS ASSUMPTION OF AND FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, shall be effective as of July 1, 1999, (this "First Amendment") and is entered into by and between GRTV Network, Inc. (the "Company") and Gregory A. Thomas (the "Executive"). All terms not defined herein shall have the same definitions as those ascribed to them in the Agreement (defined below).

     WHEREAS, Executive and Guthy-Renker Television Network, Inc. ("GRTV") are parties to that certain Employment Agreement effective as of January 1, 1998 (the "Agreement"); and

     WHEREAS, substantially all of the assets of GRTV have been purchased by TVN Entertainment Corporation ("TVN"); and

     WHEREAS, the Company, a wholly owned subsidiary of TVN, desires to assume the Agreement, as amended herein, to retain the services of Executive.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree that the Agreement shall be assumed by the Company, as modified herein:

A. All references in the Agreement, as amended hereby, to the "Company" shall mean "GRTV Network, Inc." and all references in this First Amendment to the "Company" shall be as defined in this First Amendment.

B. All references in the Agreement, as amended hereby, to "Guthy-Renker Corporation" shall mean "TVN Entertainment Corporation" and all references in this First Amendment to "Guthy-Renker Corporation" shall continue to mean "Guthy-Renker Corporation".

C. All references in the Agreement, as amended hereby, to "Guthy-Renker Television Network, Inc." shall mean "GRTV Network, Inc." and all references in this First Amendment to "Guthy-Renker Television Network, Inc." shall continue to mean "Guthy-Renker Television Network, Inc."

D. All references in the Agreement, as amended hereby, to "GRC" shall mean "TVN" and all references in this First Amendment to "TVN" shall be as defined in this First Amendment.

E.   All references in the Agreement to a "Guaranteed Bonus" are deleted.

F.   The following text is added to the end of Section 2(a) of the Agreement:

          At some point, TVN may change the name of the Company, or combine the Company's business with another wholly owned TVN subsidiary with a different name, but this employment agreement will continue in effect in either event.

G.  Sections 2(c) and 2(d) of the Agreement are deleted in their entirety.

H.   The following text is added as a new Section 2(c):
          (c) Executive shall report to the Chief Executive Officer of Company. Currently James Ramo is the Acting Chief Executive Officer, but a new Chief Executive Officer may be later appointed by TVN or Company. Company and/or TVN shall determine
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          the timing, in its/their sole discretion, of such appointment, if any, and the identity of the individual so appointed. Executive shall not have any right of approval or prior notice of such appointment, but if Michael Wex is so appointed and Executive determines that he does not wish to report to him, Executive may terminate this Agreement by written notice to Company, in which event Company shall have no further obligations or liabilities under this Agreement (including, without limitation, under Section 4 hereof) except to pay Executive solely the following sums: (i) any accrued but unpaid amounts of Base Salary for the period through the date of termination and (ii) an amount equal to six (6) months of Executive's then current Base Salary as severance, all paid within thirty (30) calendar days of Executive's notice of termination hereunder.

I. Section 3 of the Agreement is modified so that the term shall commence as of July 1, 1999.

J. Section 4 of the Agreement is deleted in its entirety and is replaced by the following text:

          4.  Compensation.
              ------------

              4.1  Base Salary. During the period of July 1, 1999 through March
                   -----------
31, 2000, the Executive will be paid on the basis of an annual salary (each, the "Base Salary") of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) per year. During the period of April 1, 2000 through March 31, 2001, the Executive will be paid on the basis of an annual salary of TWO HUNDRED TWENTY FIVE THOUSAND DOLLARS ($225,000.00) per year. During the period of April 1, 2001 through December 31, 2001, the Executive will be paid on the basis of an annual salary of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) per year.

              4.2  Bonuses.
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                   (a) Performance Bonus. Provided that the Executive is not
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then in material breach of this Agreement the Executive will be eligible to receive a performance bonus (a "Performance Bonus") of up to ONE HUNDRED TWENTY FIVE PERCENT (125%) of the Executive's blended average salary in effect during such period (the "Maximum Bonus"), based upon annual milestones achieved by the Company relative to those projected in the Company Business Plan for that fiscal year, and also taking into account the overall financial results at the Company and TVN during that year, but, subject to Section 4.2(b)(iii), the Executive's Performance Bonus will be guaranteed at ONE HUNDRED THOUSAND DOLLARS ($100,000.00) per fiscal year and paid in cash. The Executive's Performance Bonus shall be calculated as follows:

                       (i) For Fiscal Year 2000. For the Company's fiscal year
                           --------------------
ending 2000 (July 1, 1999 through March 31, 2000):

                           (A) If the Company generates at least THREE MILLION
DOLLARS ($3,000,000.00) of Net Profits during such period, the Executive will be entitled to receive THREE QUARTERS (3/4) of the Maximum Bonus as the Executive's Performance Bonus.

                           (B) If the Company generates less than THREE MILLION
DOLLARS ($3,000,000.00) of Net Profits during such period, the Executive will receive a prorated portion of the Maximum Bonus as his Performance Bonus. For example, in the event that the Company generates ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00) of Net Profits during fiscal year 2000, which is SIXTY PERCENT (60%) of the such milestone, the
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Executive will receive the sum of ONE HUNDRED TWELVE THOUSAND FIVE HUNDRED
DOLLARS ($112,500.00) as the Executive's Performance Bonus.

                       (ii)  For Fiscal Year 2001 and Beyond. For the Company's
                             -------------------------------
fiscal year ending 2001 and each fiscal year thereafter:

                             (A) If the Company attains the milestones mutually
agreed upon for each such fiscal year, and subject to Section 4.2(b)(iii) below, the Executive will be entitled to receive the Maximum Bonus as the Executive's Performance Bonus.

                             (B) If the Company fails to attain such mutually
agreed upon milestones for each such fiscal year, the Executive will receive a prorated portion of the Maximum Bonus as the Executive's Performance Bonus. For example, in the event that the parties mutually agree that a milestone for fiscal year 2001 is FIVE MILLION DOLLARS ($5,000,000) of Net Profits, and the Company generates FOUR MILLION DOLLARS ($4,000,000.00) of Net Profits during such fiscal year, which is EIGHTY PERCENT (80%) of such milestone, the Executive will receive the sum of TWO HUNDRED TWENTY FIVE THOUSAND DOLLARS ($225,000.00), which is EIGHTY PERCENT (80%) of ONE HUNDRED TWENTY FIVE PERCENT (125%) of the Executive's salary in effect during fiscal year 2001.

                       (iii) Proration of Bonus. In the event that the Executive
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is not employed with the Company at the conclusion of a fiscal year because either (A) Executive was terminated by Company without cause or (B) Executive resigns or otherwise terminates his employment other than pursuant to Section 2(c), the Executive's Performance Bonus (including the Minimum Bonus) for such fiscal year shall be pro-rated based upon the number of months which the Executive was employed with the Company during such fiscal year.

                   (c) Net Profits. For purposes of this Agreement, "Net
                       -----------
Profits" shall mean the net profits before income taxes solely for the Company's business, but shall not include amounts paid by or on behalf of Company to Guthy Renker Corporation under that certain Media Access, Consulting and Services Agreement, dated as of July 1, 1999. For purposes of calculating "Net Profits", the amount of the expenses of TVN, owner of a majority of the issued and outstanding common stock of the Company, attributed to the Company as an indirect expense for TVN services provided to the Company (the "Indirect Expenses") shall be a fixed amount (as opposed to a percentage of gross revenues) jointly calculated and agreed upon by the Executive and TVN's Financial Officer, and the Executive and he shall make good faith efforts to agree upon such amounts; provided, however, that if no agreement is reached after such good faith efforts, then TVN's Financial Officer determination shall prevail.

                   (d) Payment. Each bonus payable under this Section 4.2 will
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be payable within ninety (90) days after each March 31 fiscal year-end, based upon the applicable Company milestone figures compiled by TVN's finance department.

              4.3  Stock Options.
                   -------------

                   (a) Grant. Upon the Executive's execution of this document
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and the assumption of the Agreement, as amended hereby, by the Company, and upon the Executive's meeting eligibility requirements, the Executive will be granted a stock option, which shall be, to the extent permitted under the applicable rules of Section 422(d) of the Internal Revenue Code of 1986 (IRC), as amended, an "incentive stock option" (as defined in Section 422 of the IRC) to purchase a
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total of ONE HUNDRED THOUSAND (100,000) shares of TVN Common Stock, with a per share exercise price as determined by TVN's Board of Directors, based on the then current fair market value of TVN's Common Stock (currently anticipated to be approximately $11.00 per share). This option shall be exercisable for a term of ten (10) years (or shorter upon any termination of the Executive's employment other than for "cause") and shall vest as is set forth below. This option grant will be subject to the terms, definitions and provisions of TVN's Stock Option Plan and an appropriate Stock Option Agreement which will be entered into by the Executive and TVN, both of which will be provided to the Executive within a reasonable time following the mutual execution of this letter agreement.

                   (b) Vesting.
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                       (i)   FIFTY THOUSAND (50,000) shares of the stock options
granted under Section 4.3(a) shall vest as follows:

                             (A) Contingent upon the Executive's continued
employment by the Company on December 31, 1999, the Executive will vest at that time the same percentage of the Executive's TVN option shares as the percentage that had vested under the Executive's prior stock option agreement with GRC had the Executive still been employed by GRC, (i.e., 1/3 of the Executive's GRC option shares vested upon the Executive's completion of one (1) year of employment by GRC (i.e., on January 1, 1999); so 1/3 of this TVN option shares grant will be vested on December 31, 1999).

                             (B) Contingent upon the Executive's continued
employment by the Company on April 1, 2000, the Executive will vest an additional 1/3 of this TVN option shares grant at that time, and the remaining 1/3 unvested portion of this TVN option shares grant will vest per the vesting provisions of the TVN Stock Option Plan (5 year vesting commencing July 1,
1999).

                       (ii) FIFTY THOUSAND (50,000) shares of the stock options grant under Section 4.3(a) shall vest as provided in TVN's Stock Option Plan, over five (5) years at the rate of 20% of the shares originally subject to the option one year from the commencement date of the Term, and one-sixtieth (1/60) of the shares originally subject to the option each month thereafter, conditioned upon Executive's continued employment with the Company as of each vesting date. This option grant will be subject to the terms, definitions and provisions of TVN's Stock Option Plan and the standard form Stock Option Agreement which will be entered into by the Executive and TVN, both of which will be provided to the Executive upon signing this First Amendment.

              4.4  Adjustments to Compensation. During the Term, the Company
                   ---------------------------
shall not reduce the Executive's Base Salary or Annual Bonus without the Executive's prior written consent.

K. Section 5(a) of the Agreement is deleted in its entirety and is replaced by the following text:

          Subject to meeting eligibility requirements, the Executive will be included in the Company's employee benefit plans then available to other employees at the same level as the Executive, including a health care plan that has a waiting period for eligibility, and qualification requirements, including those applicable to pre-existing medical conditions. This will be described in the plan, which will be provided to the Executive.
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L.   The following text is added as a new Section 5(d):

          (d) The Company will reimburse Executive for the COBRA premiums incurred by him if any, between July 1, 1999 and such time as the Executive becomes eligible for coverage under the Company's health care plan.

M. The last sentence of Sections 6(c), 6(d)(1), 6(e)(1) and 6(g) of the Agreement are deleted in their entirety.

N. Section 6(e)(2)(vi) of the Agreement is deleted in its entirety and is replaced with the following text:

          (vi) the appropriation by Executive of any material business opportunity which the TVN board of directors, in good faith, reasonably believes to be a corporate opportunity of the Company. In the event that Executive has not previously made a material misrepresentation of his intention with regard to such appropriation, Executive will have five (5) days following notice of such determination by the board to cure such business opportunity appropriation.

O.   Section 6(f)(i) is modified to delete the text ", Guaranteed Bonus".

P. Section 6(f)(ii) is modified so that the phrase "the Executive's Guaranteed Bonus pursuant to Section 4.2(c) hereof or any other" is deleted.

Q. The second sentence (commencing with "For example,") of Section 7(a)(5) is deleted in its entirety.

R. Section 7(b)(3) of the Agreement is deleted in its entirety and is replaced by the following text:

          (3) Nothing in this Section 7 is intended to prohibit the Executive from (a) for a period not to extend beyond December 31, 1999, actively participating in the completion of Executive's current infomercial project relating to a Windows '98 product; provided that executive shall not do so during Company's normal business hours of 9:00AM through 6:00PM, Monday through Friday, or (b) providing passive financing of third-party infomercials so long as (i) such infomercials are produced by someone other than Executive and who is not under Executive's direction or control, (ii) Executive's financing of such infomercials does not take away from, or interfere with, Executives' focus on his full-time duties for the Company, and (iii) Executive does not manage/oversee the media buying for or backend process of such infomercials. If the Company believes that Executive's passive financing of infomercials or work on the Windows '98 infomercial project is taking away from his full-time duties for the Company, it shall notify Executive and give him fifteen (15) days to cure. If Executive fails to so cure, then the Company may elect to terminate this Agreement. It is understood that passive financing (i.e., acting solely in the manner of a limited partner) of third party infomercials undertaken in accordance with this Section 7(b)(3) shall not be deemed to be in competition with the Company.
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S.  The following text is added as a new Section 7(d):

          (d)  Nonsolicitation.
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               (i)   Executive agrees that he and his agents and representatives will not, during the twelve-month period following the cessation of Executive's employment, or in contemplation of the cessation of his employment hereunder, induce, entice or solicit employees of Company, its parent company, or its subsidiaries, (each, a "Company Employee"), to leave his or her employment with Company, its parent company, or its subsidiaries, without first obtaining the written consent of the Chief Operating Officer of TVN.

               (ii)  With the sole exception of those activities permitted under
                     Section 7(b)(3) above, during the term of this Agreement, Executive will not (i) become employed by, (ii) perform consulting services for, or (iii) engage in any other occupation for an entity which, primarily, is in the infomercial or television direct response business.

               (iii) Commencing six (6) months following the cessation of
                     Executive's employment hereunder, in the event that a Company Employee initiates a solicitation to Executive for employment with Executive, Executive shall be presumed not to have violated Section 7(d)(i) above if both Executive and such Company Employee provide Company with sworn statements that Executive had not induced, enticed or solicited such Company Employee to leave Company's employ and to become employed by Executive.

T. Section 13 of the Agreement is deleted in its entirety and is replaced by the following text:

          13.  Notices.  All notices and other communications hereunder shall be
          ---  -------
          in writing and shall be deemed given when received if delivered personally or mailed by registered or certified mail (return receipt requested), sent by telecopy with a copy via earliest overnight delivery and confirmation of facsimile received, or sent by recognized overnight delivery service, return receipt requested, to the parties at the following addresses and telecopy numbers (or at such other address or number for a party as shall be specified by like notice):

               If to the Executive:

                    Gregory A. Thomas
                    1056 Corsica Drive
                    Pacific Palisades, CA  90272
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                    with a copy to:

                    De Castro, West & Chodorow, Inc.
                    Fourteenth Floor East
                    10960 Wilshire Boulevard
                    Los Angeles, California 90024-3881
                    Attn:  Rich Furman
                    Telecopy No.: (310) 473-0123
                    Telephone No.: (310) 478-2541

            If to the Company, to:

                    c/o TVN Entertainment Corporation
                    2901 West Alameda Avenue
                    Burbank, California 91505
                    Attn:  James B. Ramo
                    Telecopy No.: (818) 526-5001
                    Telephone No.: (818) 526-5000

                    with a copy to:

                    Legal Department
                    TVN Entertainment Corporation
                    2901 West Alameda Avenue
                    Burbank, California 91505
                    Attn:  Arthur Fields
                    Telecopy No.: (818) 526-5003
                    Telephone No.: (818) 526-5022

          or to such other address as a party provides (in accordance herewith) to the other party from time to time. Notice shall be effective when so delivered personally or by courier service, or if by facsimile, upon receipt, or if mailed, three (3) days after the date of mailing.

U. Section 15 of the Agreement is deleted in its entirety, and is replaced with the following text:

          15.  Successors and Assigns.  This Agreement shall be binding upon and
               ----------------------
               inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The Executive may not assign any of his rights or obligations hereunder without the prior written consent of the Company.

V. Section 20 of the Agreement is deleted in its entirety, and is replaced with the following text:

          20.  Guarantee.  The performance and obligations of the Company under
               ---------
               this Agreement, as amended hereby, shall be guaranteed by TVN.

W. Each party represents and warrants that it has full power and authority to enter into this First Amendment and to undertake each of the modifications set forth herein.
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X.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed each counterpart of this Agreement. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed originals of this Agreement.

Y. All provisions of the Agreement not herein expressly modified shall remain in full force and effect as originally presented in the Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives as of the day and year first written above.

GRTV NETWORK, INC.                         GREGORY A. THOMAS



By:  /s/ Arthur Fields                     /s/ Gregory A. Thomas
     -----------------                     ----------------------

Name:  Arthur Fields                       Date:  July 30, 1999
Title:   Senior Executive Vice President
Date:   July 30, 1999


The undersigned is executing this document solely to agree to be bound it obligations under Section V of this First Amendment, and for no other purpose.


TVN ENTERTAINMENT CORPORATION



By:  /s/ Arthur Fields
     -----------------------------------

Name:    Arthur Fields
Title:   Senior Executive Vice President
Date:    July 30, 1999